NEWS RELEASE
Contact:	Manolo Zúñiga, CEO Randall D. Keys, CFO BPZ Energy, Inc. 281-556-6200

BPZ ENERGY UPDATES CORVINA GAS-TO-POWER PROJECT

HOUSTON — June 12, 2006 — BPZ Energy, Inc. (OTC: BPZI) today confirmed plans to commence offshore drilling operations at its Corvina gas field as part of its gas-to-power project in Peru. The integrated gas-to-power project involves the initial drilling of three wells and the recompletion of the existing shut-in gas well in the Corvina gas field, located in the Company’s 739,520 acre Block Z-1, offshore northwest Peru, and the subsequent construction of a 10 mile gas pipeline for transporting the natural gas production to a planned 160 megawatt gas-fired power plant.

The Company has spent the last several months modernizing the drilling rig, refurbishing the existing Corvina platform, and assembling all the supplies, equipment, and services for the drilling program. Refurbishing work on the platform and drilling rig is nearly complete. Following acceptance testing by the Company, the rig should be mobilized and installed on the Corvina platform starting in late June. The Company expects to spud the first well in late July, and drilling to total depth is estimated to take between 25 and 28 days.

Drilling Plans at Corvina Gas Field in Block Z-1

The Company has been successful in securing the high quality equipment needed to complete drilling operations in its Corvina project on cost efficient terms despite an exceedingly tight market for oil and gas equipment.

•                                          The refurbishment of the CX-11 production platform in the Corvina gas field is near completion. This paves the way for the mobilization and installation of a drilling rig obtained under contract from Petrex, S.A. The use of an existing platform provides significant savings in drilling costs to the Company, when compared to the escalating rates for difficult to obtain drill ships or barges.

•                                          The Company previously announced that it has secured a platform tender-assist drilling rig capable of drilling to 16,000 feet from Petrex, S.A. The rig is under exclusive contract at a fixed competitive day rate for up to two years, which will allow for an extended drilling program at Corvina as well as on the previously announced Albacora oil project. The Company has the option to extend the contract for an additional year at market rates. The rig has undergone an extensive modernization and refurbishment program, providing the Company with a first class asset.

•                                          The Company has acquired and equipped a deck barge that will be used to transport the drilling rig from dock to platform, and then act as a tender for drilling operations at Corvina and other Company oil and gas offshore properties. The large deck barge is also adequate to host production facilities. The deck barge, officially named BPZ-01, is equipped with a 200 ton crane for loading and off-loading. BPZ-01 and related equipment, including a smaller 35 ton crane, two winches and related spare parts, were acquired for approximately $6 million. BPZ-01 is a critical element in the Company’s strategy to control costs by allowing the use of existing platforms and avoiding the use of high priced drill ships or barges. BPZ-01 is currently enroute from Seattle to Peru and is scheduled to arrive in mid-June 2006.

•                                          The Company is refurbishing a dock in Talara to facilitate the Company’s drilling and logistical operations. This will ensure the availability of dock facilities, meeting International QHSE standards, for transporting the Company’s equipment and materials to the Corvina platform.

•                                          The Company has secured all tubular goods to meet its planned needs for the first two gas wells of its initial three-well drilling campaign at Corvina.

•                                          The Company has been granted the environmental permit required for the commencement of drilling operations at Corvina.

•                                          The Company’s first well at Corvina will also satisfy the Company’s contractual exploration commitment under the current second exploration period of its Block Z-1 License Contract.

As mentioned before, the Company will submit the Petrex drilling rig to an acceptance test before mobilizing it. Furthermore, the Company’s barge and platform are subject to  inspection and certification, respectively, by the appropriate agencies before they are cleared for actual drilling operations. These are routine inspections and licensing procedures that the Company expects to conclude promptly. Once all the equipment has received proper credentials drilling operations will begin immediately.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, Inc. said: “The Company’s operating team has done a great job of securing all the equipment necessary to complete the initial drilling program in the Corvina gas field. This accomplishment is particularly impressive in light of the tight market for oilfield equipment around the world. The assembled equipment and supplies are first class and allow us to implement our drilling program with a lower cost approach by using the existing platforms. The drilling rig is at our disposal for three years, and we own the deck barge, which is essential in its role as a tender for our planned use of existing platforms. As a result, the Company is now positioned to accelerate the Albacora oil field project in addition to the work at Corvina. Our drilling team will now focus its efforts on ensuring a successful first well at Corvina.”

BPZ Finances

The Company’s gas-to-power project at Block Z-1 is currently estimated to cost $126.7 million for its Peruvian and Ecuadorian components, compared to the previous estimate of $112.5 million. This includes the cost of refurbishing the CX-11 platform, drilling three wells and the recompletion of the existing shut-in gas well in the Corvina gas field,  design and construction costs for the pipelines to bring gas to shore, and material and labor costs to construct the power plant. The increase in the estimated cost of the project reflects the acquisition of the deck barge and the tight market for oil and gas drilling equipment and oil field services, as well as other significant cost increases in other industry-related items, such as project insurance. These capital costs do not include Peruvian value added tax (IGV), which is generally recoverable against future revenue, or in some cases under an early recovery program.

The Company has adequate cash reserves to begin drilling activities at Corvina, but will require additional capital and financing to complete the project.

In that regard, the Company continues to work with the International Finance Corporation (“IFC”) to secure financing for the Corvina gas-to-power project. The Company has signed a Mandate Letter with the IFC which extends through August 2006, and continues to closely assist the IFC in its project appraisal, which includes a review of the technical, economic, commercial, financial, environmental and legal aspects of the project. While the IFC has not made any binding commitments at this time, they continue to express confidence in the project and its financing.

BPZ’s Current Exploration Acreage Position

The Company has license contracts for Block Z-1 (739,520 acres) and Block XIX (473,061acres), and is negotiating a license contract for Block XXII (948,000 acres). Block XXII was previously designated as Area VI, while under a Technical Evaluation Agreement with Perupetro. The Company is also currently participating in a licensing tender for Block XXIII (247,827 acres) that is located onshore, between Blocks Z-1 and XIX.

BPZ is strategically positioned in three distinct and prospective geological regions of northwest Peru; the Tumbes, Talara, and Lancones basins. These areas provide ample opportunities for the Company’s future growth. Manolo Zúñiga, President and Chief Executive Officer went on to say: “The Corvina gas-to-power project is our first order of business, followed closely by the gas sales to Ecuador and Albacora oil field development projects. The remaining prospects on Block Z-1, as well as those on Blocks XIX and XXII, represent significant additional opportunities for the future of BPZ and have the potential to increase shareholder value over time.”

Presidential Elections in Peru

Peru’s runoff presidential election was held on June 4th. Mr. Alan Garcia was elected President and will take office on July 28th for a 5-year term. Mr. Garcia has already affirmed his administration’s support for the rule of law with regard to energy investments and has stated that Peru will continue to seek and support foreign investments in the energy sector, as well as other industries. His election is generally viewed favorably by the business community. The block of countries comprised of Brazil, Chile, Peru, and Colombia, all countries with business-minded governments, is expected to provide a significant stabilizing effect in South America.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador. It is executing an integrated gas -to -power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.2 million acres in three properties in northwest Peru. It also owns a working interest in a producing property in southwest Ecuador. The Company’s website, at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.